Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Melissa Napier	Debra Ceffalio
(847) 720-2767	(847) 720-1652
Melissa.Napier@usfoods.com	Debra.Ceffalio@usfoods.com

US Foods Reports Fourth Quarter and Fiscal Year 2016 Earnings

FY16 Earnings Growth Driven by Volume and Gross Profit Gains

ROSEMONT, Ill. (BUSINESS WIRE) February 15, 2017 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for the fourth quarter and fiscal year 2016.

Fourth Quarter Highlights

•	Total case volume decreased 1.9%, Independent Restaurant volume decreased 1.0%. Excluding the extra week[1], total case volume increased 4.1% and Independent Restaurant volume increased 6.1%.

•	Net sales decreased 4.3% to $5.7 billion. Excluding the extra week, Net sales increased 1.7%.

•	Gross profit of $1.0 billion decreased 4.7%. Excluding the extra week, Gross profit increased 0.8%.

•	Operating income increased $64 million to $116 million. Excluding the extra week, Operating income increased $75 million.

•	Net income of $77 million increased $87 million from a loss of $10 million in the prior year. Excluding the extra week, Net income increased $93 million.

•	Adjusted EBITDA increased 3.9% to $265 million. Excluding the extra week, Adjusted EBITDA increased 8.6%.

•	Diluted EPS of $0.34; Adjusted Diluted EPS of $0.53.

Full-Year Fiscal 2016 Highlights

•	Total case volume increased 1.4%, Independent Restaurant volume increased 4.7%. Excluding the extra week, total case volume increased 2.9% and Independent Restaurant volume increased 6.4%.

•	Net sales decreased 0.9% to $22.9 billion. Excluding the extra week, Net sales increased 0.6%.

•	Gross profit of $4.1 billion increased 1.0%. Excluding the extra week, Gross profit increased 2.5%.

•	Operating income increased $224 million to $414 million. Excluding the extra week, Operating income increased $235 million.

•	Net income of $210 million increased $42 million from $168 million in the prior year. Excluding the extra week, Net income increased $48 million.

•	Adjusted EBITDA increased 11.1% to $972 million. Excluding the extra week, Adjusted EBITDA increased 12.5%.

•	Diluted EPS of $1.03; Adjusted Diluted EPS of $1.57

[1]	References to the exclusion of the “extra week” refer to the 53rd week in the fiscal 2015 fourth quarter and is presented to provide comparable 52-week and 13-week period results on a year over year basis.

CEO Perspective

“Our Great Food. Made Easy. strategy drove our strong performance, resulting in increased case volumes and improved profitability,” said CEO Pietro Satriano. “In our first year as a public company, we grew volumes with Independent Restaurant customers well above market rates and expanded profit margins in a challenging, deflationary environment. We also expanded both our broadline and specialty distribution capabilities through the successful integration of five acquisitions in the last year. Our focus on driving higher volumes with our targeted customers, expanding Gross profit, and reducing our operating costs resulted in full year Adjusted EBITDA above the high end of our guidance range.”

Satriano added, “Looking ahead to 2017, we will remain disciplined in our efforts to drive improved volumes and profitability and expect to deliver full year results in line with our mid-term guidance.”

Fourth Quarter Results

Total case volume decreased 1.9% and Independent Restaurant case volume decreased 1.0% from prior year, impacted by an extra week of operations in 2015. Excluding the extra week, total case volume increased 4.1%, of which 2.0% was organic growth, and Independent Restaurant case volume increased 6.1%, of which 3.8% was organic growth. Strong growth with Independent Restaurants and the addition of new healthcare and hospitality business contributed to the fourth quarter volume growth.

Net sales of $5.7 billion represent a 4.3% decrease from prior year, impacted by an extra week of operations in 2015. Excluding the extra week, Net sales increased 1.7% driven by case volume growth offset by deflation in dairy and beef. Excluding the extra week, sales from acquisitions completed in the last 12 months boosted Net sales by approximately 1.7%.

Gross profit of $1.0 billion decreased by $51 million, or 4.7% from prior year, impacted by the extra week and the year over year change in the Last-in, first-out (LIFO) reserve. Excluding the extra week, Gross profit increased 0.8%. Gross profit as a percentage of Net sales was 18.1% compared to prior year of 18.2% and Adjusted Gross profit was 18.2% compared to prior year of 17.6%. The increase in Adjusted Gross profit as a percentage of Net sales primarily resulted from favorable customer mix and margin improvement initiatives, including strategic vendor management.

Operating expenses were $911 million, a decrease of 11.2% from prior year, driven by progress on initiatives to reduce Distribution, selling and administrative expenses, a multi-employer pension settlement charge taken in the prior year and one less week of Operating expenses in the current year. Excluding the extra week, Operating expenses decreased 6.9%. Adjusted Operating expenses for the quarter were $768 million, a 2.8% decrease from prior year. Excluding the extra week, Adjusted Operating expenses increased 3.5% from prior year.

Operating income was $116 million, a $64 million increase from prior year. Excluding the extra week, Operating income increased $75 million.

Net income for the quarter was $77 million, up from a loss of $10 million in the prior year. Excluding the extra week, Net income increased $93 million. Adjusted EBITDA of $265 million increased $10 million, or 3.9% compared to prior year. Excluding the extra week, Adjusted EBITDA increased 8.6%, driven by volume growth and the Adjusted Gross profit and Adjusted Operating expense factors discussed above. Diluted EPS was $0.34 and Adjusted Diluted EPS was $0.53 for the quarter.

Fiscal Year 2016 Results

For the fiscal year, total case volume increased 1.4% and Independent Restaurant case volume increased 4.7% from prior year. Excluding the extra week, total case volume increased 2.9%, of which 1.3% was organic growth, and Independent Restaurant case volume increased 6.4%, of which 4.5% was organic growth. Case volumes were affected by strong Independent Restaurant volume growth and customer wins in the healthcare and hospitality arenas, partially offset by the planned exits from certain national chain business during the first three quarters of the fiscal year.

Net sales of $22.9 billion decreased 0.9% from prior year, impacted by an extra week of operations in 2015. Excluding the extra week, Net sales increased 0.6% driven by case volume growth, partially offset by the planned exits from certain national chain accounts, deflation in dairy and beef, and product mix changes driven by the acquisition of Freshway, a distributor of produce products that typically have a lower average selling price. Excluding the extra week, sales from acquisitions completed in the last 12 months boosted Net sales by approximately 1.3%.

Gross profit of $4.1 billion increased $40 million or 1.0% from prior year, driven by higher case volumes, favorable customer mix, and positive impacts from merchandising initiatives, which were partially offset by year over year LIFO reserve changes. Excluding the extra week, Gross profit increased 2.5%. Gross profit as a percentage of Net sales, was 17.7% compared to prior year of 17.4% and Adjusted Gross profit was 17.6% compared to prior year of 17.0%. The increase in Adjusted Gross profit as a percentage of Net sales primarily resulted from favorable customer mix and other margin improvement initiatives.

Operating expenses for the fiscal year were $3.6 billion, a decrease of 4.8% from prior year, driven by progress on company initiatives to reduce Distribution, selling and administrative expenses, favorable fuel costs and one less week of Operating expenses in the current year. These gains were partially offset by the payment of a consulting and management agreement termination fee and higher Depreciation and amortization expenses. Excluding the extra week, Operating expenses decreased 3.6%. Adjusted Operating expenses were $3.1 billion, flat to prior year. Excluding the extra week, Adjusted Operating expenses increased 1.6% from prior year.

Operating income was $414 million, a $224 million increase from the prior year. Excluding the extra week, Operating income increased by $235 million.

Net income for the fiscal year was $210 million, up from $168 million in the prior year. Excluding the extra week, Net income increased $48 million. Adjusted EBITDA of $972 million increased $97 million, or 11.1% compared to prior year. Excluding the extra week, Adjusted EBITDA increased 12.5%, driven by the Adjusted Gross profit and Adjusted Operating expense factors discussed above. Diluted EPS was $1.03 and Adjusted Diluted EPS was $1.57 for the fiscal year, up from Diluted EPS of $0.98 and Adjusted Diluted EPS of $0.90.

Cash Flow and Capital Transactions

Cash flow from operations for fiscal 2016 was $556 million. Excluding the cash inflow from the Sysco termination fee in 2015, Cash flow from operations for the fiscal year improved $289 million, driven by improvements in Gross profit and Operating expenses. Free cash flow was $392 million. Cash capital expenditures for fiscal 2016 totaled $164 million, a decrease of $23 million from prior year.

Net Debt at the end of the fiscal year was $3.7 billion, a decrease of $558 million versus the comparable prior year period. Net Debt to Adjusted EBITDA was 3.8x at year end, down from 4.8x in the prior year.

Outlook for Fiscal 2017

For fiscal 2017 the company expects total case volume growth of 2-4%, Net sales growth of 1-3% and Adjusted EBITDA growth of 7-10%. We expect first quarter Adjusted EBITDA to be approximately 2% below the full year range, driven by weather, holiday timing and other factors. Adjusted Diluted EPS for fiscal 2017 is expected to be between $1.26 and $1.40.

The company expects fiscal 2017 Interest expense to be approximately $180-$190 million. Fiscal 2017 cash capital expenditures are expected to be approximately $230-$250 million, and fleet capital leases are expected to be approximately $100 million. Depreciation and amortization expense for fiscal 2017 is expected to be approximately $370-$380 million. The company’s effective tax rate for fiscal 2017 is estimated to be approximately 39% while cash taxes are expected to be approximately $25-$35 million.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

Conference Call and Webcast Information

US Foods fourth quarter and fiscal 2016 earnings call will be broadcast live via the Internet on February 15, 2017 at 9:00 a.m. CST. The call can also be accessed live over the phone by dialing (855) 788-2805; the conference ID number is 35394270. The presentation slides reviewed during the webcast will be available shortly before that time. The webcast, slides, and a copy of this news release can be found in the Investor Relations section of our website at www.usfoods.com/investors.

About US Foods

US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 chefs, restaurants and foodservice operators to help their businesses succeed. With nearly 25,000 employees and more than 60 locations, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, IL, and generates approximately $23 billion in annual revenue. Discover more at www.usfoods.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts,” “mission,” “strive,” “more,” “goal,” or similar expressions. The statements are based on assumptions that we have made, based on our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments, and other factors we think are appropriate. We believe these judgments are reasonable. However, you should understand that these statements are not guarantees of performance or results. Our actual results could differ materially from those expressed in the forward-looking statements. There are a number of risks, uncertainties, and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained in this release. Such risks, uncertainties, and other important factors include, among others: our ability to remain profitable during times of cost inflation/deflation, commodity volatility, and other factors; industry competition and our ability to successfully compete; our reliance on third-party suppliers, including the impact of any interruption of supplies or increases in product costs; risks related to our indebtedness, including our substantial amount of debt, our ability to incur substantially more debt, and increases in interest rates; any change in our relationships with group purchasing organizations; any change in our relationships with long-term customers; our ability to increase sales to independent restaurant customers; our ability to successfully consummate and integrate future acquisitions; our ability to achieve the benefits that we expect from our cost savings initiatives; shortages of fuel and increases or volatility in fuel costs; any declines in the consumption of food prepared away from home, including as a result of changes in the economy or other factors affecting consumer confidence; liability claims related to products we distribute; our ability to maintain a good reputation; costs and risks associated with labor relations and the availability of qualified labor; changes in industry pricing practices; changes in competitors’ cost structures; our ability to retain customers not obligated by long-term contracts to continue purchasing products from us; environmental, health and safety costs; costs and risks associated with government laws and regulations, including environmental, health, safety, food safety, transportation, labor and employment, laws and regulations, and changes in existing laws or regulations; technology disruptions and our ability to implement new technologies; costs and risks associated with a potential cybersecurity incident; our ability to manage future expenses and liabilities associated with our retirement benefits; disruptions to our business caused by extreme weather conditions; costs and risks associated with litigation; changes in consumer eating habits; costs and risks associated with our intellectual property protections; and risks associated with potential infringements of the intellectual property of others.

For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors” in our prospectus dated January 25, 2017, which was filed with the Securities and Exchange Commission (“SEC”) on January 25, 2017, pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended. All forward-looking statements made in this release are qualified by these cautionary statements. The forward-looking statements contained in this release speak only as of the date of this release. We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise. Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Explanation of Non-GAAP Financial Measures

We provide Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Free cash flow, Net Debt, Adjusted Net income and Adjusted Diluted Earnings per Share (EPS) as supplemental measures to GAAP measures regarding our operational performance. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of last-in, first-out (LIFO) reserve changes. Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance, as well other items noted in our debt agreements.

We believe EBITDA and Adjusted EBITDA provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. Examples of items excluded from Adjusted EBITDA include Restructuring and tangible asset impairment charges, Loss on extinguishment of debt, Sponsor fees, Share-based compensation expense, the non-cash impacts of LIFO reserve adjustments, business transformation costs (business costs associated with the redesign of systems and processes), costs related to the Sysco Acquisition (“Acquisition”), Acquisition termination fees—net, and other items as specified in our debt agreements.

We use Free cash flow and Net Debt to review the liquidity of our operations. We measure Free cash flow as Cash Flows from Operating Activities less Capital Expenditures. Net Debt is defined as long-term debt plus the current portion of long-term debt net of the Senior Notes premium, Deferred financing fees, restricted cash held on deposit in accordance with our credit agreements, and total Cash and cash equivalents remaining on the balance sheet at year-end. We believe that Free cash flow and Net Debt are useful financial metrics to assess our ability to pursue business opportunities and investments. Free cash flow and Net Debt are not measures of our liquidity under GAAP and should not be considered as an alternative to Cash Flows from Operating Activities.

We believe that Adjusted Net income is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, amortization, interest expense, and Income taxes on a consistent basis from period to period. Adjusted Net income is Net income (loss) excluding such items as Restructuring and tangible asset impairment charges, Loss on extinguishment of debt, Sponsor fees, Share-based compensation expense, Business transformation costs (cost associated with redesign of systems and process), and other items, and adjusted for the tax effect of the exclusions and discrete tax items. We believe that Adjusted Net income is used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.

We use Adjusted Diluted EPS, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. We believe the presentation of Adjusted Diluted EPS is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance. We also believe that the presentation of Adjusted EBITDA and Adjusted Diluted Earnings per Share is useful to investors because these metrics are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used for certain covenants and restricted activities under our debt agreements. We also believe these non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We are not providing a reconciliation of our full year 2017 Adjusted EBITDA or Adjusted Diluted EPS outlook because we are not able to accurately estimate all of the adjustments on a forward-looking basis and such items could have a significant impact on our GAAP financial results as a result of their variability.

We caution readers that amounts presented in accordance with our definitions of Adjusted Gross profit, Adjusted Operating expense, EBITDA, Adjusted EBITDA, Free cash flow, Net Debt, Adjusted Net income and Adjusted Diluted EPS may not be the same as similar measures used by other companies. Not all companies and analysts calculate these measures in the same manner. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by presenting the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Source: US Foods

# # #

	Percent Change Over Prior Quarter Or Fiscal Year b/(w)
	Q4 2016	Q42016 Excluding Extra Week	FY2016	FY2016 Excluding Extra Week	Dollar Impact of 53rd Week on 2015 Results (millions)

Total case volume	(1.9%)	4.1%	1.4%	2.9%
Organic Total case volume	(3.8%)	2.0%	(0.2%)	1.3%
Independent Restaurant (IR) case volume	(1.0%)	6.1%	4.7%	6.4%
IR Organic case volume	(3.2%)	3.8%	2.7%	4.5%
Net sales	(4.3%)	1.7%	(0.9%)	0.6%	$350
Net sales from acquisitions	1.6%	1.7%	1.3%	1.3%
Gross profit	(4.7%)	0.8%	1.0%	2.5%	$59
Adjusted Gross profit*	(1.1%)	4.8%	2.4%	4.0%	$59
Operating expense	11.2%	6.9%	4.8%	3.6%	$48
Adjusted Operating expense*	2.8%	(3.5%)	0.0%	(1.6%)	$48
Operating income	123.1%	182.9%	117.9%	131.3%	$11
Net income	NM	NM	25.0%	29.6%	$6
Adjusted EBITDA*	3.9%	8.6%	11.1%	12.5%	$11

NM - Percentage change not meaningful

*	See Appendix for reconciliation

US FOODS HOLDING CORP.

Consolidated Balance Sheets

($ in millions*)	As of December 31, 2016	As of January 2, 2016

ASSETS
Current assets:
Cash and cash equivalents	$131	$518
Accounts receivable, less allowances of $25 and $23	1,226	1,234
Vendor receivables, less allowances of $2 and $2	105	101
Inventories — net	1,223	1,113
Prepaid expenses	73	74
Assets held for sale	21	5
Other current assets	10	15

Total current assets	2,789	3,060
Property and equipment — net	1,768	1,769
Goodwill	3,908	3,876
Other intangibles — net	387	478
Deferred tax assets	34	—
Other assets	58	57

Total assets	$8,944	$9,239

LIABILITIES AND EQUITY
Current liabilities:
Bank checks outstanding	$143	$191
Accounts payable	1,295	1,079
Accrued expenses and other current liabilities	456	470
Current portion of long-term debt	76	63

Total current liabilities	1,970	1,803
Long term debt	3,706	4,682
Deferred tax liabilities	381	456
Other long-term liabilities	351	387

Total liabilities	6,407	7,328

Redeemable common stock	—	38
Shareholders’ equity:
Common stock	2	2
Additional paid-in capital	2,791	2,292
Accumulated deficit	(136)	(346)
Accumulated other comprehensive loss	(119)	(74)

Total shareholders’ equity	2,538	1,873

Total liabilities and equity	$8,944	$9,239

*	Amounts may not add due to rounding.

US FOODS HOLDING CORP.

Consolidated Statements of Operations

	13 weeks ended	14 weeks ended	52 weeks ended	53 weeks ended
($ in millions*, except share and per share data)	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016

Net sales	$5,678	$5,935	$22,919	$23,127
Cost of goods sold	4,651	4,857	18,866	19,114

Gross profit	1,027	1,078	4,053	4,013
Distribution, selling and administrative costs	897	935	3,586	3,650
Restructuring and tangible asset impairment charges	15	91	53	173

Total operating expenses	911	1,026	3,639	3,823

Operating income	116	52	414	190

Acquisition termination fees — net	—	—	—	288
Interest expense — net	39	74	229	285
Loss on extinguishment of debt	—	—	54	—

Income (loss) before taxes	76	(22)	131	193
Income tax (benefit) provision	(1)	(12)	(79)	25

Net income (loss)	$77	$(10)	$210	$168

Net income (loss) per share
Basic	$0.35	$(0.06)	$1.05	$0.99
Diluted	$0.34	$(0.06)	$1.03	$0.98
Weighted-average common shares outstanding
Basic	220,711,716	169,492,994	200,129,868	169,560,616
Diluted	225,522,264	169,492,994	204,024,726	171,060,720
Distribution declared and paid per share	$—	$—	$3.94	$—

*	Amounts may not add due to rounding.

US FOODS HOLDING CORP.

Consolidated Statements of Cash Flow

	52 weeks ended	53 weeks ended
($ in millions*)	December 31, 2016	January 2, 2016

Cash Flows From Operating Activities:
Net income	$210	$168
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	421	399
Gain on disposal of property and equipment-net	(6)	(2)
Loss on extinguishment of debt	54	—
Tangible asset impairment charges	—	6
Amortization of deferred financing costs	7	13
Amortization of Senior Notes original issue premium	(2)	(3)
Insurance proceeds related to operating activities	10	23
Insurance benefit in net income	(10)	(20)
Deferred tax (benefit) provision	(80)	18
Share-based compensation expense	18	16
Provision for doubtful accounts	11	12
Changes in operating assets and liabilities, net of business acquisitions:
Decrease in receivables	22	10
Increase in inventories	(101)	(55)
Decrease (increase) in prepaid expenses and other assets	6	(21)
Increase (decrease) in accounts payable and bank checks outstanding	131	(71)
(Decrease) increase in accrued expenses and other liabilities	(136)	64

Net cash provided by operating activities	556	556

Cash Flows From Investing Activities:
Acquisition of businesses—net of cash	(122)	(69)
Proceeds from sales of property and equipment	17	5
Purchases of property and equipment	(164)	(187)
Investment in noncontrolling interest	(8)	—
Investment in marketable securities	(485)	—
Insurance proceeds related to investing activities	—	3
Purchase of industrial revenue bonds	—	(22)

Net cash used in investing activities	(762)	(271)

Cash Flows From Financing Activities:
Proceeds from debt refinancings	2,214	—
Proceeds from other borrowings	2,707	22
Principal payments on debt and capital leases	(4,141)	(109)
Payment for debt financing cost and fees	(26)	(4)
Redemption of Old Senior Notes	(1,377)	—
Net proceeds from initial public offering	1,114	—
Cash distribution to shareholders	(666)	—
Proceeds from employee share purchase plan	3
Proceeds from common stock sales	3	1
Common stock and share-based awards settled	(11)	(20)

Net cash used in financing activities	(180)	(110)

Net (decrease) increase in cash	(386)	174
Cash and cash equivalents, beginning of period	518	344

Cash and cash equivalents, end of period	$131	$518

Supplemental disclosures of cash flow information:
Cash paid in the period for:
Interest (net of amounts capitalized)	$223	$346
Income taxes paid - net of refunds	5	8
Non-cash Investing and Financing Activities:
Property and equipment purchases included in accounts payable	50	27
Capital lease additions	80	110
Contingent consideration payable for business acquisitions	10	—
Marketable securities transferred in connection with the legal defeasance of the CMBS Fixed Loan Facility	485	—
CMBS Fixed Loan Facility defeasance	472	—
Restricted cash transferred to Cash and cash equivalents	6	—

*	Amounts may not add due to rounding.

US FOODS HOLDING CORP.

Non-GAAP Reconciliation

	13 weeks ended	14 weeks ended
($ in millions*)	December 31, 2016	January 2, 2016	Change	%

Net income (loss) (GAAP)	$77	$(10)	$87	NM
Interest expense, net	39	74	(35)	(47.3)
Income tax benefit	(1)	(12)	11	(91.7)
Depreciation and amortization expense	107	101	6	5.9

EBITDA (Non-GAAP)	222	153	69	45.1
Sponsor fees (1)	—	3	(3)	NA
Restructuring and tangible asset impairment charges (2)	15	91	(76)	(83.5)
Share-based compensation expense (3)	4	8	(4)	(50.0)
LIFO reserve change (4)	7	(32)	39	(121.9)
Business transformation costs (5)	11	15	(4)	(26.7)
Acquisition related costs (6)	—	3	(3)	(100.0)
Other (7)	6	15	(9)	(60.0)

Adjusted EBITDA (Non-GAAP)	265	255	10	3.9
Depreciation and amortization expense	(107)	(101)	(6)	5.9
Interest expense, net	(39)	(74)	35	(47.3)
Income tax benefit (8)	1	1	—	NM

Adjusted Net income (Non-GAAP)	$120	$81	$39	48.1

Diluted EPS (GAAP)	$0.34	$(0.06)	$0.40	NM
Sponsor fees (1)	—	0.01	(0.01)	(1.0)
Restructuring and tangible asset impairment charges (2)	0.07	0.53	(0.46)	(86.8)
Share-based compensation expense (3)	0.02	0.05	(0.03)	(60.0)
LIFO reserve change (4)	0.03	(0.19)	0.22	(115.8)
Business transformation costs (5)	0.05	0.09	(0.04)	(44.4)
Acquisition related costs (6)	—	0.02	(0.02)	(100.0)
Other (7)	0.03	0.09	(0.06)	(66.7)
Income tax impact of adjustments (8)	—	(0.06)	0.06	NA
Effect of dilutive shares assuming net income (9)	—	(0.01)	0.01	NA

Adjusted Diluted EPS (Non-GAAP)	$0.53	$0.47	$0.06	11.8%

Weighted-average diluted shares outstanding	225,522,264	169,492,994
Dilutive shares assuming net income (9)	n/a	2,104,483

Adjusted Diluted shares	n/a	171,597,477

Gross profit (GAAP)	$1,027	$1,078	$(50)	(4.6)
LIFO reserve change	7	(32)	39	(121.9)

Adjusted Gross profit (Non-GAAP)	$1,034	$1,046	$(12)	(1.1)

Operating expenses (GAAP)	$911	$1,026	$(115)	(11.2)
Depreciation and amortization expense	(107)	(101)	(6)	5.9
Sponsor fees	—	(3)	3	NA
Restructuring and tangible asset impairment charges	(15)	(91)	76	(83.5)
Share-based compensation expense	(4)	(8)	4	(50.0)
Business transformation costs	(11)	(15)	4	(26.7)
Acquisition related costs	—	(3)	3	NA
Other	(6)	(15)	9	NA

Adjusted Operating expenses (Non-GAAP)	$768	$790	$(22)	(2.8)

*	Amounts may not add due to rounding.

NA- Percentage change is not applicable.

NM- Percentage change not meaningful.

(1)	Consists of fees paid to the Sponsors for consulting and management advisory services. On June 1, 2016, the consulting and management agreements with each of the Sponsors were terminated for an aggregate termination fee of $31 million.
(2)	Consists primarily of facility related closing costs, including severance and related costs, tangible asset impairment charges, organizational realignment costs and estimated multiemployer pension withdrawal liabilities and settlements.
(3)	Share-based compensation expense for vesting of stock awards and share purchase plan.
(4)	Represents the non-cash impact of LIFO reserve adjustments.
(5)	Consists primarily of costs related to significant process and systems redesign across multiple functions.
(6)	Consists of costs related to the Acquisition, including certain employee retention costs.
(7)	Other includes gains, losses or charges as specified under USF’s debt agreements. The fiscal 2016 balance includes $1 million of closed facility carrying costs and $3 million of business acquisition related costs. The fiscal 2015 balance consists primarily of $7 million of brand re-launch and marketing costs and $4 million of business acquisition costs.
(8)	Represents our income tax (provision) benefit adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and the tax benefits recognized in continuing operations due to the existence of a gain in Other comprehensive income and loss in continuing operations. The tax effect of pre-tax items excluded from Adjusted Net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances. We released the valuation allowance against federal and certain state net deferred tax assets in fiscal year 2016. We were required to reflect the portion of the valuation allowance release related to current year ordinary income in the estimated annual effective tax rate and the portion of the valuation allowance release related to future years’ income discretely in fiscal year 2016. We maintained a valuation allowance against federal and state net deferred tax assets in fiscal years 2012 through 2015. The result was an immaterial tax effect related to pre-tax items excluded from Adjusted Net income in the fiscal years 2012 through 2016.
(9)	The effect of the “Dilutive shares assuming net income” represents the difference between the Adjusted Diluted EPS calculated using the GAAP based weighted-average dilutive shares outstanding compared to the Adjusted Diluted EPS calculated using the weighted-average shares outstanding plus the effect of potentially dilutive securities that would have been applicable if the company had net income during the period. Since the company was in a net loss position for the quarter ended January 2, 2016, basic and diluted shares are the same because the inclusion of additional shares would be anti-dilutive.

US FOODS HOLDING CORP.

Non-GAAP Reconciliation

	52 weeks ended	53 weeks ended
($ in millions*)	December 31, 2016	January 2, 2016	Change	%

Net income (GAAP)	$210	$168	$42	25.0
Interest expense, net	229	285	(56)	(19.6)
Income tax (benefit) provision	(79)	25	(104)	NM
Depreciation and amortization expense	421	399	22	5.5

EBITDA (Non-GAAP)	782	877	(97)	(11.1)
Sponsor fees (1)	36	10	26	NM
Restructuring and tangible asset impairment charges (2)	53	173	(120)	(69.4)
Share-based compensation expense (3)	18	16	2	12.5
LIFO reserve change (4)	(18)	(74)	56	(75.7)
Loss on extinguishment of debt (5)	54	—	54	NA
Business transformation costs (6)	37	46	(9)	(19.6)
Acquisition related costs (7)	1	85	(84)	(98.8)
Acquisition termination fees - net (8)	—	(288)	288	NA
Other (9)	10	31	(21)	(67.7)

Adjusted EBITDA (Non-GAAP)	$972	$875	$97	11.1
Depreciation and amortization expense	(421)	(399)	(22)	5.5
Interest expense, net	(229)	(285)	56	(19.6)
Income tax provision (10)	(1)	(37)	36	(97.3)

Adjusted Net income (Non-GAAP)	$321	$154	$167	108.4

Diluted EPS (GAAP)	$1.03	$0.98	$0.05	5.1
Sponsor fees (1)	0.18	0.06	0.12	NM
Restructuring and tangible asset impairment charges (2)	0.26	1.01	(0.75)	(74.3)
Share-based compensation expense (3)	0.09	0.09	—	—
LIFO reserve change (4)	(0.09)	(0.43)	0.34	(79.1)
Loss on extinguishment of debt (5)	0.26	—	0.26	NA
Business transformation costs (6)	0.18	0.27	(0.09)	(33.3)
Acquisition related costs (7)	—	0.50	(0.50)	NA
Acquisition termination fees - net (8)	—	(1.68)	1.68	NA
Other (9)	0.05	0.18	(0.13)	(72.2)
Income tax impact of adjustments (10)	(0.39)	(0.07)	(0.32)	NM

Adjusted Diluted EPS (Non-GAAP)	$1.57	$0.90	$0.67	74.4%

Weighted-average diluted shares outstanding	204,024,726	171,060,720

Gross profit (GAAP)	$4,053	$4,013	$40	1.0
LIFO reserve change	(18)	(74)	56	(75.7)

Adjusted Gross profit (Non-GAAP)	$4,035	$3,939	$96	2.4

Operating expenses (GAAP)	$3,639	$3,823	$(184)	(4.8)
Depreciation and amortization expense	(421)	(399)	(22)	5.5
Sponsor fees	(36)	(10)	(26)	NM
Restructuring and tangible asset impairment charges	(53)	(173)	120	(69.4)
Share-based compensation expense	(18)	(16)	(2)	12.5
Business transformation costs	(37)	(46)	9	(19.6)
Acquisition related costs	(1)	(85)	84	(98.8)
Other	(10)	(31)	21	(67.7)

Adjusted Operating expenses (Non-GAAP)	$3,063	$3,063	$—	—

*	Amounts may not add due to rounding.

NA- Percentage change is not applicable.

NM- Percentage change not meaningful.

(1)	Consists of fees paid to the Sponsors for consulting and management advisory services. On June 1, 2016, the consulting and management agreements with each of the Sponsors were terminated for an aggregate termination fee of $31 million.
(2)	Consists primarily of facility related closing costs, including severance and related costs, tangible asset impairment charges, organizational realignment costs and estimated multiemployer pension withdrawal liabilities and settlements.
(3)	Share-based compensation expense for vesting of stock awards and share purchase plan.
(4)	Represents the non-cash impact of LIFO reserve adjustments.
(5)	Includes fees paid to debt holders, third party costs, the write off of certain pre-existing unamortized deferred financing costs related to the 2016 debt refinancing transactions; early redemption premium and the write-off of unamortized issue premium related to the June 2016 debt refinancing; and the loss related to the September 2016 CMBS Fixed Facility defeasance.
(6)	Consists primarily of costs related to significant process and systems redesign across multiple functions.
(7)	Consists of costs related to the Acquisition, including certain employee retention costs.
(8)	Consists of net fees received in connection with the termination of the Acquisition Agreement.
(9)	Other includes gains, losses or charges as specified under USF’s debt agreements. The fiscal 2016 balance includes $5 million of IPO readiness costs, $5 million of closed facility carrying costs and $6 million of business acquisition related costs, partially offset by a $10 million insurance benefit. The fiscal 2015 balance consists primarily of a $16 million litigation settlement cost and $16 million of brand re-launch and marketing costs, partially offset by a net insurance benefit of $11 million.
(10)	Represents our income tax (provision) benefit adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and the tax benefits recognized in continuing operations due to the existence of a gain in Other comprehensive income and loss in continuing operations. The tax effect of pre-tax items excluded from Adjusted Net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances. We released the valuation allowance against federal and certain state net deferred tax assets in fiscal year 2016. We were required to reflect the portion of the valuation allowance release related to current year ordinary income in the estimated annual effective tax rate and the portion of the valuation allowance release related to future years’ income discretely in fiscal year 2016. We maintained a valuation allowance against federal and state net deferred tax assets in fiscal years 2012 through 2015. The result was an immaterial tax effect related to pre-tax items excluded from Adjusted Net income in the fiscal years 2012 through 2016.

Non-GAAP Reconcilation

Net Debt and Free Cash Flow

($ in millions)

	December 31, 2016	January 2, 2016

Total Long-term debt (GAAP)	$3,782	4,745
Old Senior Notes premium	—	(12)
Restricted cash	—	(6)
Cash and cash equivalents	(131)	(518)

Net Debt (Non-GAAP)	$3,651	$4,209

Adjusted EBITDA	$972	$875

Leverage (Net Debt/Adjusted EBITDA)	3.76	4.81

Cash flow from operating activities (GAAP)	$556	$556
Capital Expenditures	(164)	(187)

Free cash flow (Non-GAAP)	$392	$369